UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 22, 2007

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2007, Tempur-Pedic International Inc. (the “Company”) exercised its option under its Credit Agreement dated as of October 18, 2005, as amended (the “Credit Agreement”), with Bank of America, N.A., Nordea Bank Danmark A/S, Fifth Third Bank, SunTrust Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. to increase the domestic revolving credit facility by an additional $50 million. As a result, the maximum amount permitted to be borrowed under the domestic revolving facility is $371 million, and the total commitment under the Credit Agreement, after giving effect to paydowns to date on its term loan, is $434 million. The exercise of this option does not amend any other term of the Credit Agreement.

The Company currently expects that, if it borrows under the increased revolver, the funds would be used for general corporate purposes, which could include funding share repurchases.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2007, the Board of Directors of the Company approved the 2007 bonus structure for certain named executive officers of the Company (as defined in Regulation S-K, Item 402(a)(3)), other than the Company’s President and Chief Executive Officer. Pursuant to this 2007 bonus plan, the 2007 target bonus is expressed as a percentage of the executive officer’s base salary, and the criteria for achieving the 2007 target bonuses include the Company’s Net sales and EBIT, as well as a discretionary component based on individual performance. In addition, on February 22, 2007, the Compensation Committee of the Board of Directors approved the 2007 bonus structure for the Company’s President and Chief Executive Officer, also expressed as a percentage of his base salary, and the criteria for achieving the target bonus include the Company’s achievement of Net sales and EBIT, as well as a discretionary component based on individual performance. The 2007 target bonus for the Chief Executive Officer is 100% of his salary for 2007. The 2007 target bonuses for certain named executive officers of the Company are 50% of their salary for 2007.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2007

Tempur-Pedic International Inc.

	By:	/s/ H. Thomas Bryant
	Name:	H. Thomas Bryant
	Title:	Chief Executive Officer and President